                                                                    Exhibit 12.1
                            Amdocs Limited
          Computation of Ration of Earnings to Fixed Charges
                        (Amounts in thousands)


                                              Nine months ended June 30,                  Year ended September 30,
                                           ---------------------------------        ----------------------------------
                                           Pro forma            Actual              Pro forma            Actual
                                             2001         2001         2000            2000         2000         1999
                                           ---------    -------       ------        ---------      ------     --------
                                                             (Unaudited)
Pre-tax income from continuing operations  116,305      125,638       59,187          70,858       84,858      140,775
Interest expense                             9,785        3,118        2,033          12,528        2,528        5,654
Amortization of debt issuance costs          3,000          333           20           4,000           --           --
Interest portion of rental expense           8,297        8,297        4,537           6,800        6,800        4,200

                                           -------      -------       ------          ------       ------      -------
Pre-tax income from continuing operations
  plus fixed charges                       137,386      137,386       65,757          94,186       94,186      150,629

Interest expense                             9,785        3,118        2,033          12,528        2,528        5,654
Amortization of debt issuance costs          3,000          333           --           4,000           --           --
Interest portion of rental expense           8,297        8,297        4,537           6,800        6,800        4,200

                                           -------      -------       ------          ------       ------      -------
Fixed charges                               21,082       11,748        6,570          23,328        9,328        9,854

Ratio of earnings to fixed charges            6.52        11.69        10.01            4.04        10.10        15.29
                                           =======      =======       ======          ======       ======      =======


                                                          Year ended September 30,
                                                     ---------------------------------
                                                                  Actual
                                                      1998         1997          1996
                                                     ------       ------        ------
Pre-tax income from continuing operations            60,769       23,703        35,014
Interest expense                                     24,267          981         1,291
Amortization of debt issuance costs                      --           --            --
Interest portion of rental expense                    2,667        1,800         1,633

                                                     ------       ------        ------
Pre-tax income from continuing operations
  plus fixed charges                                 87,703       26,484        37,938

Interest expense                                     24,267          981         1,291
Amortization of debt issuance costs                      --           --            --
Interest portion of rental expense                    2,667        1,800         1,633

                                                     ------       ------        ------
Fixed charges                                        26,934        2,781         2,924

Ratio of earnings to fixed charges                     3.26         9.52         12.97
                                                     ======       ======        ======